EXHIBIT 17.1

Resignation Letter

August 26, 2019

Nami Corp.

Unit M2-3, Level M2, The Vertical Podium

Avenue 3, Bangsar South City, No 8 Jalan Kerinchi

59200 Kuala Lumpur, Malaysia

Dear Ladies and Gentlemen:

I hereby tender my resignation, effective immediately, as Independent Non-Executive Director of the Board of Directors of Nami Corp., a Nevada corporation (the “Company”), to be effective immediately.

I wish Nami Corp. success in all its future endeavors.

Sincerely,

/s/ Soh Ooi Tech
Soh Ooi Tech